UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):        August 3, 2012

Lakes Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

0-24993

(Commission File Number)

41-1913991

(IRS Employer
Identification No.)

130 Cheshire Lane, Suite 101, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:            (952) 449-9092

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On August 3, 2012, Lakes Entertainment, Inc. (“Lakes”) simultaneously entered into, and closed on, an Asset Purchase Agreement by and between Evitts Resort, LLC, a wholly owned subsidiary of Lakes Entertainment, Inc. (“Evitts”), and Maryland Economic Development Corporation, for the purchase of the Rocky Gap Lodge & Golf Resort (“Resort”) near Cumberland, Maryland (“Asset Purchase Agreement”).  The purchase price of approximately $6.8 million was paid on August 3, 2012 at the closing.

Contemporaneous with the closing, Evitts entered into an Amended and Restated Ground Lease with the State of Maryland Department of Natural Resources (“DNR”) for approximately 260 acres of real property on which Rocky Gap is situated (“Lease”).  The Lease has an initial term of 40 years, and a renewal term of an additional 20 years.  For the first two years, Evitts will pay to the DNR annual ground rent equal to the greater of $150,000 or Surcharge Revenue (as defined in the Lease) charged by Evitts.  For the remaining term of the Lease, Evitts will pay to the DNR annual ground rent equal to the greater of $275,000 or .9% of Evitts’s Operator Share (as defined in the Lease), plus an amount equal to the greater of $150,000 or Surcharge Revenue charged by Evitts.

Also contemporaneous with the closing, a payment in lieu of taxes agreement between Evitts and the Board of Commissioners of Allegany County (“County”) dated April 12, 2012 became effective (“PILOT Agreement”).  Pursuant to the PILOT Agreement, commencing when the Resort opens with video lottery terminals and for the 15 years thereafter, Evitts will pay to the County, in lieu of any real property related taxes, an annual amount equal to the greater of $295,000 or .9% of Evitts’s Operator Share (“Annual Initial Period Payment”).  Commencing on year 16 and for all years thereafter, Evitts shall pay to the County an amount equal to the Annual Initial Period Payment plus .5% of Evitts Operator Share generated from live table games (if such games are approved and offered at the Resort).  Additionally, during the term of the PILOT Agreement, Evitts shall pay to the County a hotel fee equal to 8% on all cash/credit sales on hotel rooms at the Resort, and an amusement and admissions fee equal to 7.5% of certain cash/credit sales at the Resort.

A copy of the Asset Purchase Agreement, Lease, PILOT Agreement and press release announcing the closing of the Asset Purchase Agreement are attached as Exhibits 10.1. 10.2, 10.3 and 10.4 respectively to this Current Report on Form 8-K.

Item 2.01.     Completion of Acquisition or Disposition of Assets.

On August 3, 2012, Lakes announced that it had completed its acquisition of the assets of the Rocky Gap Lodge & Golf Resort from the Maryland Economic Development Corporation pursuant to an asset purchase agreement.  For a description of the acquisition, please see Item 1.01 above.

Item 9.01.     Financial Statements and Exhibits.

(a)	The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date of this Form 8-K.
(b)	The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date of this Form 8-K.
(c)	Not Applicable
(d)	Exhibits

10.1	Asset Purchase Agreement by and between Evitts Resort, LLC and Maryland Economic Development Corporation, dated August 3, 2012.
10.2	Amended and Restated Ground Lease by and between Evitts Resort, LLC and the State of Maryland to the use of the Department of Natural Resources, effective August 3, 2012.
10.3	Payment in Lieu of Taxes Agreement by and between Evitts Resort, LLC and the Board of Commissioners of Allegany County, dated April 12, 2012.
10.4	Lakes Entertainment, Inc. Press Release dated August 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LAKES ENTERTAINMENT, INC. (Registrant)

Date: August 9, 2012	By:	/s/ Timothy J. Cope
Name: Timothy J. Cope Title: President and Chief Financial Officer